Exhibit 4.14

FORM OF

SENIOR DEBT SECURITIES GUARANTEE AGREEMENT

BETWEEN

RENAISSANCERE HOLDINGS LTD.

(AS GUARANTOR)

AND

[                                                         ]

(AS GUARANTEE TRUSTEE)

DATED AS OF

[                                                         ]

- i -

- ii -

SENIOR DEBT SECURITIES GUARANTEE AGREEMENT

This SENIOR DEBT SECURITIES GUARANTEE AGREEMENT (this “Guarantee Agreement” or this “Guarantee”), dated as of [                    ], is executed and delivered by RenaissanceRe Holdings Ltd., a Bermuda company (“RenaissanceRe” or the “Guarantor”), having its principal executive offices at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda, and [                                ], a [                                ] (the “Guarantee Trustee”), having its Corporate Trust Office located at [                                ], for the benefit of the Holders (as defined herein) from time to time of the Senior Notes (as defined herein) issued by RenaissanceRe Finance Inc., a Delaware corporation (the “Issuer”).

WHEREAS, pursuant to a Senior Indenture, dated as of [                    ] (the “Indenture”), between the Issuer and [                                ], a [                                ], as trustee thereunder, the Issuer is issuing $[                        ] aggregate principal amount of its unsecured senior debt securities (the “Senior Notes”).

WHEREAS, as incentive for the Holders (as defined in the Indenture) of the Senior Notes to purchase such Senior Notes, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture.

NOW, THEREFORE, in consideration of the purchase by the Holders of the Senior Notes, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of such Holders.

ARTICLE I.

DEFINITIONS

SECTION 1.1. Definitions

As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Indenture as in effect on the date hereof.

“Additional Amounts” means any additional amounts which are required hereby or by the terms of the Senior Notes, under circumstances specified herein or therein, to be paid by the Guarantor in respect of certain taxes, assessments or other governmental charges imposed on Holders of Senior Notes specified herein and therein and which are owing to such Holders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Issuer. For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authorized Officer” means, when used with respect to any Person, the Chairman of the Board of Directors, a Vice Chairman, the President, a Vice President, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Chief Investment Officer, the Chief Accounting Officer, the General Counsel, the Secretary or an Assistant Secretary, of such Person.

“Guarantee Trustee” means [                                ], until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

“Guarantor Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a payment default, the Guarantor shall have received notice of default and shall not have cured such default within 90 days after receipt of such notice.

“Indenture” has the meaning set forth in the preamble hereto.

“List of Holders” has the meaning specified in Section 2.2(a).

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers, at least one of which is a principal executive, principal financial or principal accounting officer, and is delivered to the Guarantee Trustee. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee shall include:

(a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definitions relating thereto;

(b) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officers’ Certificate;

(c) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer of the Guarantee Trustee with direct responsibility for administration of this Guarantee Agreement and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Senior Notes” has the meaning set forth in the recitals hereto.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

ARTICLE II.

TRUST INDENTURE ACT

SECTION 2.1. Trust Indenture Act; Application

(a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2. List of Holders

(a) Within 30 days after the receipt by the Guarantor of a request in writing from the Guarantee Trustee, the Guarantor shall furnish or cause to be furnished to the Guarantee Trustee a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Senior Notes (“List of Holders”), such List of Holders to be as of a date not more than 15 days prior to the time such List of Holders is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of such Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3. Reports by the Guarantee Trustee

Within 60 days after [                    ] of each year commencing with [                    ], the Guarantee Trustee shall provide to the Holders of the Senior Notes such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4. Evidence of Compliance with Conditions Precedent

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of a Guarantor’s Officers’ Certificate.

SECTION 2.5. Event of Default; Notice

(a) The Guarantee Trustee shall, within 90 days after the occurrence of a Guarantor Event of Default known to the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders of the Senior Notes, notices of all such Guarantor Events of Default, unless such defaults have been cured or waived before the giving of such notice, provided, except in the case of a default in the payment by the Guarantor of any amount due under this Guarantee Agreement, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Senior Notes.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Guarantor Event of Default unless a Responsible Officer of the Guarantee Trustee shall have actual knowledge, or shall have received written notice, of such Event of Default.

SECTION 2.6. Conflicting Interests

The Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III.

POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

SECTION 3.1. Powers and Duties of the Guarantee Trustee

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders of the Senior Notes, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder of a Senior Note exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If an Event of Default or a Guarantor Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders of the Senior Notes.

(c) The Guarantee Trustee, before the occurrence of any Event of Default or Guarantor Event of Default and after the curing or waiver of all such events that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In the case of an Event of Default or Guarantor Event of Default that has not been cured or waived, the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its negligent failure to act or its own bad faith or willful misconduct, except that:

(i) prior to the occurrence of any Event of Default or Guarantor Event of Default and after the curing or waiving of any such events that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and

(B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

(ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made or engaged in willful misconduct;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the outstanding principal amount of the Senior Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv) no provision of this Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 3.2. Certain Rights of the Guarantee Trustee

(a) Subject to the provisions of Section 3.1:

(i) The Guarantee Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, Senior Note, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

(iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

(iv) The Guarantee Trustee may consult with competent legal counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time to seek, and shall be fully protected in relying on, instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder of a Senior Note, unless such Holder shall have provided to the

Guarantee Trustee such security and indemnity reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default or Guarantor Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

(vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, Senior Note, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

(viii) Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders of the Senior Notes, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action.

(ix) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders of not less than a majority of the outstanding principal amount of the Senior Notes, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be fully protected in acting in accordance with such instructions.

(b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

SECTION 3.3. Indemnity

The Guarantor agrees to indemnify the Guarantee Trustee and its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence, bad faith or willful misconduct on the part of the

Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder and including the reasonable fees and expenses of its counsel. The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Agreement as a result of any amount due to it under this Guarantee Agreement.

The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

ARTICLE IV.

GUARANTEE TRUSTEE

SECTION 4.1. Guarantee Trustee; Eligibility

(a) There shall at all times be a Guarantee Trustee which shall:

(i) not be an Affiliate of the Guarantor or the Issuer; and

(ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital of at least 50 million U.S. dollars ($50,000,000), and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2. Appointment, Removal and Resignation of Guarantee Trustees

(a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

(b) The Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

ARTICLE V.

GUARANTEE

SECTION 5.1. Guarantee

The Guarantor hereby irrevocably and unconditionally guarantees to each Holder the due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts with respect to any Senior Note held by such Holder, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Senior Note and of the Indenture. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders of the Senior Notes and the Guarantee Trustee, on the other hand, the maturity of the Senior Notes guaranteed hereby may be accelerated as provided in Article 5 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Senior Notes guaranteed hereby.

SECTION 5.2. Waiver of Notice and Demand

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3. Obligations Not Affected

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall be as if it were a principal debtor, and not merely a surety, and shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Senior Notes to be performed or observed by the Issuer;

(b) any failure, omission, delay or lack of diligence on the part of or on behalf of the Holders of the Senior Notes to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders pursuant to the terms of the Senior Notes, or any action on the part of the Issuer granting indulgence or extension of any kind;

(c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(d) any invalidity or unenforceability of, or defect or deficiency in, the Senior Notes; or

(e) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders of the Senior Notes to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4. Rights of Holders

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders of the Senior Notes; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders of the Senior Notes; (iii) the Holders of not less than a majority of the outstanding principal amount of the Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder of a Senior Note may, to the extent permitted by law, institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other Person. The Guarantor waives any right or remedy to require that any action on this Guarantee Agreement be brought first against the Issuer or any other Person or entity before proceeding directly against the Guarantor.

SECTION 5.5. Guarantee of Payment and Reinstatement

This Guarantee creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment in full of all amounts (without duplication of amounts theretofore paid by the Issuer) owed under the Senior Notes. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Senior Note, in whole or in part, is rescinded or must otherwise be restored to the Issuer or the Guarantor upon the bankruptcy, liquidation or reorganization of the Issuer or otherwise.

SECTION 5.6. Subrogation

The Guarantor shall be subrogated to all rights, if any, of the Holders of the Senior Notes against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of applicable law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders of the Senior Notes and to pay over such amount to such Holders.

SECTION 5.7. Independent Obligations

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Senior Notes, and that the Guarantor shall be liable as principal and as debtor hereunder to make all payments with respect to the Senior Notes pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (e), inclusive, of Section 5.3 hereof.

SECTION 5.8. Net Payments 1

All payments required to be made hereunder shall be made by the Guarantor without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or such other jurisdiction in which the Guarantor (or any of its successors under the Guarantee Agreement) may be organized (each, a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or ruling promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, the Guarantor shall, subject to certain limitations and exceptions set forth below, pay to the Holder of any Senior Note such Additional Amounts as may be necessary so that every guarantee payment made to such Holder, after such withholding or deduction, shall not be less than the amount provided for in the Indenture and this Guarantee Agreement to be then due and payable; provided, however, that the Guarantor shall not be required to make payment of such Additional Amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such Holder: (A) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the

1.	PROVISION TO BE MODIFIED AS NECESSARY TO CONFORM TO ANY MODIFICATIONS MADE TO THE PARALLEL PROVISIONS OF THE INDENTURE WITH RESPECT TO A GIVEN SERIES OF NOTES.

mere ownership of, or receipt of payment under, such Senior Note; (B) presented such Senior Note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such Senior Note could not have been presented for payment elsewhere; or (C) presented such Senior Note more than thirty (30) days after the date on which the payment in respect of such Senior Note first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Senior Note for payment on any day within such period of thirty (30) days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of such Senior Note to comply with any reasonable request by the Issuer addressed to the Holder within 90 days of such request (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3);

nor shall Additional Amounts be paid with respect to any guarantee payment to any Holder of a Senior Note who is a fiduciary or partnership or other than the sole beneficial owner of the related Senior Note, but only to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Senior Note.

ARTICLE VI.

RANKING

SECTION 6.1. Ranking

This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank senior to the Guarantor’s common shares.

SECTION 6.2. Pari Passu Guarantees

This Guarantee Agreement shall rank pari passu with any similar guarantee agreements issued by the Guarantor on behalf of holders of senior notes issued by any entity affiliated with the Guarantor which is a financing vehicle of the Guarantor.

ARTICLE VII.

TERMINATION

SECTION 7.1. Termination

Subject to reinstatement as provided in Section 5.5 hereof, this Guarantee Agreement shall terminate and be of no further force and effect upon payment in full of all amounts (without duplication of amounts theretofore paid by the Issuer) owed under the Senior Notes.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.1. Successors and Assigns

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Senior Notes then outstanding. Except in connection with a consolidation, merger, or sale involving the Guarantor that is permitted under Article 8 of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

SECTION 8.2. Amendments

Except with respect to any changes that do not adversely affect the rights of Holders of the Senior Notes in any material respect (in which case no consent of such Holders will be required) and any changes to Sections 5.1 and 6.1 hereof, which may only be amended in writing with the prior approval of each such Holder, this Guarantee Agreement may only be amended in writing by the parties hereto with the prior approval of the Holders of not less than a majority of the outstanding principal amount of the Senior Notes.

SECTION 8.3. Notices

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a) If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Guarantor and the Holders of the Senior Notes):

[                                     ]

[                                     ]

Attention: [                 ]

(b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Senior Notes and the Guarantee Trustee):

RenaissanceRe Holdings Ltd.

Renaissance House

12 Crow Lane

Pembroke HM 19

Bermuda

Attention: General Counsel

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Leslie M. Mazza, Esq.

(c) If given to the Issuer, at the Issuer’s mailing address set forth below (or such other address as the Issuer may give notice to the Holders of the Senior Notes and the Guarantee Trustee):

RenaissanceRe Finance Inc.

c/o RenRe North America Holdings Inc.

5801 Tennyson Parkway

Suite 600

Plano, Texas 75024

Attention: General Counsel

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Leslie M. Mazza, Esq.

(d) If given to any Holder of a Senior Note, at the address set forth on the books and records of the Issuer.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 8.4. Benefit

This Guarantee is solely for the benefit of the Holders of the Senior Notes and is not separately transferable from the Senior Notes.

SECTION 8.5. Governing Law

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN THAT STATE.

SECTION 8.6. Interpretation

In this Guarantee, unless the context otherwise requires:

(a) capitalized terms used in this Guarantee Agreement, but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1 or in the Indenture, as the case may be;

(b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c) all references to “this Guarantee”, “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement, unless otherwise specified;

(e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement, unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f) a reference to the singular includes the plural and vice versa; and

(g) the masculine, feminine, or neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 8.7. Submission to Jurisdiction

The Guarantor agrees that any judicial proceedings instituted in relation to any matter arising under this Guarantee Agreement may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Guarantee Agreement, the Guarantor hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Guarantor also irrevocably and unconditionally waives for the benefit of the Guarantee Trustee and the

Holders of the Senior Notes any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of this Guarantee Agreement. The Guarantor hereby irrevocably designates and appoints, for the benefit of the Guarantee Trustee and the Holders of the Senior Notes for the term of this Guarantee Agreement, RenRe North America Holdings Inc., 5801 Tennyson Parkway, Suite 600, Plano, Texas 75024, as its agent to receive on its behalf service of all process (with a copy of all such service of process to be delivered to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Leslie M. Mazza, Esq.) brought against it with respect to any such proceeding in any such court in The City of New York, such service being hereby acknowledged by the Guarantor to be effective and binding service on it in every respect whether or not the Guarantor shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Senior Notes or the obligations of the Guarantor hereunder remain outstanding, or until the appointment of a successor located in New York or Texas by the Guarantor and such successor’s acceptance of such appointment. Upon such acceptance, the Guarantor shall notify the Guarantee Trustee in writing of the name and address of such successor. The Guarantor further agrees for the benefit of the Guarantee Trustee and the Holders of the Senior Notes to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said RenRe North America Holdings Inc. in full force and effect so long as any of the Senior Notes or the obligations of the Guarantor hereunder shall be outstanding. The Guarantee Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Guarantor to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Guarantee Trustee or any Holder of a Senior Note to institute proceedings against the Guarantor in the courts of any other jurisdiction or jurisdictions.

SECTION 8.8. Judgment Currency

The Guarantor agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of any guarantee payment (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Guarantee Trustee could purchase in The City of New York the requisite amount of the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which a final unappealable judgment is given and (b) its obligations under this Guarantee Agreement to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Guarantee Agreement. For purposes of the foregoing, “New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

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THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

RENAISSANCERE HOLDINGS LTD., as Guarantor

By:
Name:
Title:

[ ], as Guarantee Trustee

By:
Name:
Title: